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                                                                Exhibit 12


                      SOUTH CAROLINA ELECTRIC & GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    For the Twelve Months Ended June 30, 1994
                             (Thousands of Dollars)


                                               Twelve Months
                                                  Ended
                                               June 30, 1994



Fixed Charges as defined:
  Interest on long-term debt..............      $ 79,413
  Amortization of debt premium, discount
   and expense (net)......................         1,956
  Interest on debt to affiliate...........           168
  Other interest expense..................         4,305
  Interest component of rentals...........         2,868

      Total Fixed Charges (A).............      $ 88,710


Earnings, as defined:
  Income..................................      $157,509
  Income taxes............................        92,360
  Total fixed charges above...............        88,710

      Total Earnings (B)..................      $338,579

Ratio of Earnings to fixed charges (B/A)..          3.82



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